                                                                    EXHIBIT 12.1

                              COMPUTATION OF RATIOS

The ratio of earnings to fixed charges for the periods indicated below were as follows:

                                                                 FIFTY-TWO      FIFTY-TWO     FIFTY-TWO    FORTY-FOUR    FIFTY-TWO
                                                                WEEKS ENDED    WEEKS ENDED   WEEKS ENDED  WEEKS ENDED   WEEKS ENDED
                                                                -----------    -----------   -----------  -----------   -----------
                                                                  JUNE 29        JUNE 30        JULY 1       JULY 3      AUGUST 29
                                                                    2002          2001           2000         1999         1998
                                                                -----------    -----------   -----------  -----------   -----------
Ratio of earnings to fixed charges                                  --             --            --            --           --

Deficiency in the coverage of fixed charges by earnings           $80,009        $11,985       $16,539        $827        $8,453

For purposes of calculating the above ratios, earnings are defined as income before income taxes and extraordinary items, plus fixed charges. Fixed charges consists of interest expense on all indebtedness, amortization of deferred financing costs , and one-third of rental expense on operating leases representing that portion of rental expense deemed by the Company to be attributable to interest. The ratio of earnings to fixed charges equals earnings divided by fixed charges.